Exhibit 99.5

EXECUTION VERSION

THIS DEED is made by way of deed poll the 25th day of October 2017.

BY:

(1)                                DELTA TOPCO LIMITED, a private company limited by shares incorporated in Jersey, under number 95136, whose registered office is at 1 Waverley Place, Union Street, St Helier, Jersey JE1 1SG (the “Company”).

WHEREAS:

(A)                              The Company has created and authorised the issue of 2% fixed rate unsecured exchangeable redeemable loan notes due 23 July 2019 pursuant to an unsecured loan note instrument dated 23 January 2017 as amended on 2 May 2017 and 19 September 2017 (the “Instrument”).

(B)                              The Company wishes to further amend the Instrument pursuant to clause 11.1 of the Instrument.

NOW THIS DEED WITNESSES as follows:

1.                                      INTERPRETATION

1.1                               In this Deed the definitions in the Instrument shall apply unless the context requires otherwise.

1.2                               In this Deed, clause 1.2 of the Instrument shall apply unless the context requires otherwise.

2.                                      AMENDMENT OF THE INSTRUMENT

2.1                               Condition 4.2 of the Instrument is hereby amended to read as follows:

“4.2                        The Notes are only transferable by a Noteholder to:

(a)                                an Affiliate of such Noteholder; or

(b)                                with the written consent of the Company, by way of liquidating distribution to a Noteholder’s members upon the dissolution of such Noteholder; or

(c)                                 to the Company; or

(d)                                to Liberty GR Acquisition Company Limited (an indirect wholly owned subsidiary of Liberty Media) (the “Offeror”) or Computershare Trust Company, N.A., in accordance with Condition 4.10,

(each, a “Permitted Transfer”); or

(e)                                 to another Noteholder (a “Noteholder Transfer”).”

2.2                               A new Condition 4.10 of the Instrument is hereby added as follows:

“4.10                 Notwithstanding any other provision of this Instrument, including, without limitation, Conditions 4 and 5, pursuant to the Offeror’s offer to exchange (the “Exchange Offer”) LMG Series C Stock and cash for all, but not less than all, of the outstanding Notes pursuant to the final Prospectus included in the registration statement on Form S-4 of Liberty Media to be initially filed with the U.S. Securities and Exchange Commission on or around October 26, 2017, as the same may be amended or supplemented, the Notes are transferable by a Noteholder to the Offeror or to Computershare Trust Company, N.A. as the exchange agent for the Exchange Offer by delivery of the Letter of Transmittal issued in connection with the Exchange Offer and the certificates representing the Notes in accordance with the instructions set out in the Letter of Transmittal and, in respect of any transfer of Notes to the Offeror or Computershare Trust Company, N.A. pursuant to the Exchange Offer:

(a)                                no Transfer Notice shall be required in addition to such Letter of Transmittal;

(b)                                the Company shall have no Transfer Purchase Option; and

(c)                                 the Register shall be updated with the details of the Offeror or Computershare Trust Company, N.A. notwithstanding that no Transfer Notice has been delivered.”

2.3                               A new Condition 4.11 of the Instrument is hereby added as follows:

“4.11                 Notwithstanding any other provision of this Instrument, including, without limitation, Condition 8, the process for the issue of the LMG Series C Stock to the Noteholders under the Exchange Offer shall be as set out in the Letter of Transmittal issued in connection with the Exchange Offer and there shall be no requirement for the Notes transferred to the Offeror to be redeemed in connection therewith.”

2.4                               The Instrument shall continue to be in full force and effect except as expressly amended by this Deed.

3.                                      NOTICES

Any notice to be given to or by any Noteholder for the purposes of this Deed shall be given in accordance with the provisions of Condition 10 of the Instrument.

4.                                      GOVERNING LAW AND JURISDICTION

4.1                               This Deed and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, English Law.

4.2                               The courts of England are to have exclusive jurisdiction to settle any disputes (including claims for set-off and counterclaims) which may arise in connection with the creation, validity, effect, interpretation or performance, or the legal relationships established by, this Deed or otherwise arising in connection with this Deed, and for such purposes the Company and the Noteholders irrevocably submit to the jurisdiction of the English courts.

IN WITNESS of which this Deed has been executed as a deed poll and is delivered and takes effect on the date stated at the beginning of it.

EXECUTED AS A DEED	)
for and on behalf of	)
DELTA TOPCO LIMITED	)
acting by its authorised representative	)
/s/ Richard N. Baer
Director/Authorised Signatory

In the presence of:

Signature of witness:	/s/ Craig Troyer
Name of witness:	Craig Troyer
Address:	12300 Liberty Blvd.
Englewood, CO 80112
Occupation:	SVP